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Cingular Wireless LLC                                                 EXHIBIT 12
Computation of Ratio of Earnings to Fixed Charges (Unaudited)
(Dollars in Millions)

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                                        Period from                                        Year Ended December 31,
                                      April 24, 2000 -                    ---------------------------------------------------------
                                     December 31, 2000        2001              2002               2003                 2004
                                     -----------------  ----------------- -----------------  -----------------    -----------------
                                        (Restated)         (Restated)          (Restated)       (Restated)
FIXED CHARGES
Interest expense                     $             231  $             822 $             911  $             856    $             900
Interest capitalized during
  the period                                         2                 16                27                 15                   16
Amortization of debt issuance
  expenses                                        --                 --                --                 --                   --
Portion of rental expense
     representative of interest                     29                145               161                175                  237
                                     -----------------  ----------------- -----------------  -----------------    -----------------
        Total Fixed Charges                        262                983             1,099              1,046                1,153

EARNINGS
Income (loss) from continuing
     operations before income
     taxes                                         123              1,674             1,217              1,005                  143
                                     -----------------  ----------------- -----------------  -----------------    -----------------
        Subtotal                                   123              1,674             1,217              1,005                  143

Fixed charges per above                            262                983             1,099              1,046                1,153
Less interest capitalized
  during the period                                 (2)               (16)              (27)               (15)                 (16)
                                     -----------------  ----------------- -----------------  -----------------    -----------------
Total earnings                       $             383  $           2,641 $           2,289  $           2,036    $           1,280
                                     =================  ================= =================  =================    =================
Ratio of earnings to fixed charges                1.46               2.69              2.08               1.95                 1.11
                                     =================  ================= =================  =================    =================

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